Exhibit 99.2

July 2013

I am pleased to report that our net income available to common shareholders in the second quarter was $1.7 million, 52% higher than the second quarter of 2012. We continue to make progress in growing our earnings in a slowly improving economic environment.

Noninterest income grew 21% over 2012, as the strategic investments that we made in the mortgage and indirect auto business have provided positive results. LNB’s mortgage production in the first six months of 2013 was 182% higher than last year as the Solon and Hudson markets posted positive additions to our already strong presence in Lorain County.

Credit quality continues to improve as we worked with our local businesses through these tough economic times. Non-performing loans declined $8.4 million from the second quarter of 2012, and our provision expense declined $617,000.

Finally, expense management continues to be a strength of the organization. Expenses declined 4.7% in the second quarter as we have leveraged our new technology and continue to focus on becoming more efficient in all aspects of the business.

We will continue to focus on how we can expand and grow your Company both geographically as well as through enhanced lines of business. Revenue growth is a critical aspect of the future success of LNB.

Our Commitment

We remain committed to serving our customers and the communities where they live and work. Our associates continue to demonstrate their commitment through the many volunteer opportunities that they participate in and lead. In 2013, we have assisted Second Harvest Food Bank, Catholic Charities, Habitat for Humanity, Junior Achievement, Lorain MetroParks and many other organizations. You should be proud of your Community Bank’s focus on “helping our communities succeed”.

Thank you for your continued support and commitment of LNB and community banking. I appreciate your interest and feedback.

Daniel E. Klimas
President & Chief Executive Officer